DESCRIPTION OF THE RIGHTS OF EACH CLASS OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
Lifezone Metals Limited (“Lifezone Metals”) is an Isle of Man company limited by shares and its affairs are governed by its amended and restated memorandum and articles of association (“A&R Articles of Association”) and the IOM Companies Act (each as amended or modified from time to time).
 As provided in the A&R Articles of Association, subject to the IOM Companies Act, Lifezone Metals has unlimited capacity to carry on or undertake any business or activity, do any act or enter into any transaction.
The registered office of Lifezone Metals is 2nd Floor, St George’s Court, Upper Church Street, Douglas, IM1 1EE, Isle of Man.
All Ordinary Shares of Lifezone Metals are subject to, and have been or will be created under, the laws of the Isle of Man. The following summary of the of the material terms of the Ordinary Shares of Lifezone Metals is qualified in its entirety by reference to the complete text of the A&R Articles of Association. You are urged to read the A&R Articles of Association in its entirety for a complete description of the rights and preferences of shareholders of Lifezone Metals.
Authorized Shares
The A&R Articles of Association authorize the issuance of an unlimited number of Ordinary Shares in Lifezone Metals unless otherwise directed by the board. All of the outstanding Ordinary Shares in Lifezone Metals are fully paid and non-assessable.
The Lifezone Metals Limited Ordinary Shares are listed on the NYSE under the symbol “LZM.”
Initial settlement of the Ordinary Shares of Lifezone Metals occurred on July 5, 2023 through The Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities. Each person owning Ordinary Shares in Lifezone Metals held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the Ordinary Shares of Lifezone Metals.
The following are summaries of material provisions of the A&R Articles of Association insofar as they relate to the material terms of the Ordinary Shares of Lifezone Metals.
Lifezone Metals’s Ordinary Shares
Voting Rights
 Except as otherwise specified in the A&R Articles of Association or as required by law or NYSE rules, holders of Lifezone Metals Ordinary Shares registered in the register of members of Lifezone Metals will vote as a single class. Holders of Lifezone Metals Ordinary Shares shall at all times vote together on all resolutions submitted to a vote of the members.
Voting at any meeting of members is by show of hands unless a poll is demanded. A poll may be demanded by the chairperson of such meeting, at least five members present in person or by proxy, or by a member or members present in person or by proxy representing not less than one-tenth of the voting rights of all the members.
The holders of Ordinary Shares of Lifezone Metals are entitled to one vote per share on all matters to be voted on by shareholders.
The A&R Articles of Association do not provide for cumulative voting with respect to the election of directors.
The Lifezone Metals Board is divided into three classes, each consisting initially of an equal number of directors (to the extent feasible).

Transfer
All Lifezone Metals Ordinary Shares are issued in registered form and may be freely transferred under the A&R Articles of Association, unless any such transfer is restricted or prohibited by another instrument, the NYSE rules or applicable securities laws.
Under the A&R Articles of Association, uncertificated ordinary shares that are listed on a recognized exchange may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares listed on the recognized exchange and subject to the A&R Articles of Association, the IOM Companies Act and the Isle of Man Uncertificated Securities Regulations 2006.
Lifezone Metals Ordinary Shares and Lifezone Metals Warrants received in the Business Combination by persons who are or become affiliates of Lifezone Metals for purposes of Rule 144 under the Securities Act may be resold only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Lifezone Metals generally include individuals or entities that control, are controlled by or are under common control with, Lifezone Metals and may include the directors and executive officers of Lifezone Metals, as well as its significant shareholders.
Purchase Of ordinary Shares by Lifezone Metals
The IOM Companies Act and the A&R Articles of Association permit Lifezone Metals to purchase its own shares with the prior written consent of the relevant members, or pursuant to an offer to all members, on such terms and in such manner as may be determined by its board of directors and by a resolution of directors in accordance with the prescribed requirements of the IOM Companies Act.
Dividends and Distributions
Pursuant to the A&R Articles of Association and the IOM Companies Act the Board of Lifezone Metals may from time to time declare dividends and other distributions, and authorize payment thereof, if the Board of Lifezone Metals is satisfied that, in accordance with the IOM Companies Act, immediately after the payment of any such dividend or distribution, (a) Lifezone Metals will be able to pay its debts as they become due in the normal course of its business and (b) the value of Lifezone Metals’s assets will exceed the value of its liabilities.
Each Lifezone Metals Ordinary Share has equal rights with regard to dividends and to distributions of the surplus assets of Lifezone Metals, if any.
Other Rights
Under the A&R Articles of Association, the holders of Lifezone Metals Ordinary Shares are not entitled to any pre-emptive rights or anti-dilution rights. Lifezone Metals Ordinary Shares are not subject to any sinking fund provisions.
Issuance of Additional Shares
The A&R Articles of Association authorize the board of directors of Lifezone Metals to issue additional Lifezone Metals Ordinary Shares from time to time as the board of directors shall determine, subject to the IOM Companies Act and the provisions, if any, in the A&R Articles of Association and, where applicable, the rules and regulations of any applicable exchange, the SEC and/or any other competent regulatory authority and without prejudice to any rights attached to any existing shares. However, under Isle of Man law, Lifezone Metals’s directors may only exercise the rights and powers granted to them under the A&R Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of Lifezone Metals.
Meetings of Shareholders
Under the A&R Articles of Association, Lifezone Metals is required to hold an annual general meeting each year. The Lifezone Metals Board may call an annual general meeting on not less than 21 clear days’ notice or an extraordinary general meeting upon not less than 14 clear days’ notice unless such notice is waived in accordance with the A&R Articles of Association. A meeting notice must specify, among other things, the place, day and time of the meeting and the general nature of the business to be conducted at such meeting.
At any meeting of Lifezone Metals shareholders, one or more shareholders entitled to attend and to vote on the business to be transacted and holding more than 50% of the Ordinary Shares of Lifezone Metals shall be a quorum.
Subject to the requirements of the IOM Companies Act and Isle of Man law, only those matters set forth in the notice of the general meeting or (solely in the case of a meeting convened upon a Members’ Requisition (as defined below)) properly requested in connection with a Members’ Requisition may be considered or acted upon at a meeting of Lifezone Metals shareholders.
Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Under the IOM Companies Act shareholders have the right to require the directors to call an extraordinary general meetings of shareholders (a “Lifezone Metals Members’ Requisition”). To properly call an extraordinary general meeting pursuant to a Lifezone Metals Members Requisition:-
(a) the request of shareholders representing not less than 10% of the voting power represented by all issued and outstanding shares of Lifezone Metals in respect of the matter for which such meeting is requested must be deposited at the registered office of Lifezone Metals; and
(b) the requisitioning shareholders must comply with certain information requirements specified in the A&R Articles of Association.
In connection with any meeting of shareholders, the right of a shareholder to bring other business or to nominate a candidate for election to the Lifezone Metals board must be exercised in compliance with the requirements of the A&R Articles of Association. Among other things, notice of such other business or nomination must be received at the registered office of Lifezone Metals not later than the close of business on the date that is 120 days before, and not earlier than the close of business on the date that is 150 days before, the one-year anniversary of the preceding year’s annual general meeting, subject to certain exceptions.
Liquidation
On a liquidation or winding up of Lifezone Metals, assets available for distribution among the holders of Ordinary Shares shall be distributed among the holders of the Ordinary Shares on a pro rata basis.
Inspection of Books and Records
Any Director of Lifezone Metals is entitled, on giving reasonable notice to Lifezone Metals, to inspect the documents and records maintained by Lifezone Metals and to make copies of or take extracts from such documents and records.
Lifezone Metals is required to keep at the office of its registered agent: its memorandum and articles of association of the company; the register of members or a copy of the register of members; the register of directors or a copy of the register of directors; the register of charges (if any) or a copy of the register of charges; copies of all notices and other documents filed by the company in the previous six years; originals or copies of the accounting records required to be kept under the IOM Companies Act; and originals of any financial statements prepared.
Anti-Takeover Provisions
Some provisions of the A&R Articles of Association may discourage, delay or prevent a change of control of Lifezone Metals or management that members may consider favorable, including, among other things:-
•a classified board of directors with staggered, three-year terms;

•the ability of the board of directors to issue preferred shares and to determine the price and other terms of those shares, including preferences and voting rights, potentially without shareholder approval;

•the limitation of liability of, and the indemnification of and advancement of expenses to, members of the board of directors;

•advance notice procedures with which members must comply to nominate candidates to the board of directors or to propose matters to be acted upon at an annual general meeting or extraordinary general meeting, which could preclude members from bringing matters before an annual general meeting or extraordinary general meeting and delay changes in the board of directors;

•that members may not act by written consent in lieu of a meeting;

•the right of the board of directors to fill vacancies created by the expansion of the board of directors or the resignation, death or removal of a director; and

•that the A&R Articles of Association may be amended only by the affirmative vote of the holders of at least three-fourths of the votes cast at a general meeting.
However, under Isle of Man law, the directors of Lifezone Metals may only exercise the rights and powers granted to them under the IOM Companies Act for proper purposes and for what they believe in good faith to be in the best interests of Lifezone Metals.
Lifezone Metals’s Warrants
On July 5, 2023, each GoGreen warrant issued, outstanding and unexercised immediately prior to July 5, 2023 was automatically assumed by Lifezone Metals and converted into one Lifezone Metals Warrant. Immediately after July 5, 2023, there were 14,467,500 Lifezone Metals Warrants outstanding.
Each Lifezone Metals Warrant represents the right to purchase one Lifezone Metals ordinary share at a price of $11.50 per share in cash.
The Lifezone Metals Warrants will become exercisable 30 days after the date of the consummation of the Business Combination Agreement (subject to the effectiveness of a registration statement with respect to the Lifezone Metals Ordinary Shares to be issued upon exercise of the Warrants, provided that if no such registration statement is effective within 60 business days after the consummation of the Business Combination Agreement, the Warrants will become exercisable on a cashless basis until the effectiveness of such registration statement; the registration statement of which this prospectus forms a part registers such Lifezone Metals Ordinary Shares) and will expire upon the earlier of:-
(a) the date that is five (5) years after the date of the consummation of the Business Combination Agreement; and
(b) a liquidation of Lifezone Metals.
The exercise price of the Lifezone Metals Warrants, and the number of Ordinary Shares in Lifezone Metals issuable upon exercise thereof, will be subject to adjustment under certain circumstances, including if Lifezone Metals:-
(a) pays any dividend in Lifezone Metals Ordinary Shares,
(b) subdivides the outstanding Lifezone Metals Ordinary Shares,
(c) pays an extraordinary dividend in cash or (d) issues additional Lifezone Metals Ordinary Shares at an issue price of less than $9.20 per share.

Once the Lifezone Metals Warrants become exercisable, Lifezone Metals will have the right to redeem not less than all of the Lifezone Metals Warrants at any time prior to their expiration, at a redemption price of $0.01 per warrant, if:-
(i)the last reported sales price of Lifezone Metals Ordinary Shares has been at least $18.00 per share on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given; and

(ii)there is an effective registration statement covering the Lifezone Metals Ordinary Shares issuable upon exercise of the Lifezone Metals warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period or Lifezone Metals has elected to require the exercise of the Warrants on a “cashless basis.”
No fractional shares will be issued upon exercise of the Lifezone Metals Warrants. If, upon exercise, a holder would be entitled to receive a fractional interest in Lifezone Metals Ordinary Shares, Lifezone Metals will round down to the nearest whole number of shares to be issued to the Warrant holder.